UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 18, 2011

FORCE PROTECTION, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-33253	84-1383888
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1520 Old Trolley Road
Summerville, SC 29485

(Address of principal executive offices) (Zip Code)

(843) 574-7001

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On April 18, 2011, the Board of Directors of Force Protection, Inc. (the “Company”) appointed Gregory T. Troy, age 56,  to the position of Chief Human Resources Officer, effective immediately.

Mr. Troy has over 25 years of international human resources management experience. Prior to joining the Company, Mr. Troy was Vice President and Chief Human Resources Officer of Modine Manufacturing Company, a NYSE-listed global manufacturer of heat thermal devices with approximately 7,000 employees in 33 locations and 17 countries.  Mr. Troy joined Modine Manufacturing Company in February 2006. Mr. Troy holds a Bachelor of Arts and a Master of Business Administration from the University of San Francisco.  Mr. Troy is a United States Army veteran, serving seven years as a transportation officer, where he attained the rank of Captain and was honorably discharged having been awarded the Meritorious Service Medal.

In connection with his employment, Mr. Troy entered into a Severance Agreement and an Indemnification Agreement with the Company.

The Severance Agreement provides that if Mr. Troy’s employment is terminated by reason of a Non-Qualifying Termination (defined below), then Mr. Troy shall be entitled to receive a lump-sum payment equal to his base salary accrued through the date of his termination; any accrued vacation; and any unpaid bonus accrued through the date of termination (except if terminated for cause by the Company). A “Non-Qualifying Termination” means a termination of Mr. Troy’s employment by the Company for cause, by Mr. Troy for any reason other than good reason during certain periods, death and disability.

The Severance Agreement provides that in the event Mr. Troy’s employment is terminated for reasons other than by reason of a Non-Qualifying Termination, then Mr. Troy shall be entitled to receive a lump-sum cash amount equal to his base salary accrued through the date of termination; any accrued vacation; any unpaid bonus accrued for that fiscal year; a lump-sum cash payment equal to the sum of his base salary and the greatest of his target bonus target for the fiscal year and the average of the actual bonuses earned in the preceding two years; the ability to elect the payment of his COBRA premiums by the Company for a period of twelve months; and the acceleration of vesting or lapse of forfeiture for an additional twelve months of any outstanding equity awards, including all stock options, stock appreciation rights, restricted stock awards and restricted stock unit awards then held by Mr. Troy and such awards shall become immediately payable.

In the event that Mr. Troy’s employment is terminated for reasons other than by reason of a Non-Qualifying Termination in connection with a change in control, then Mr. Troy shall be entitled to receive a lump-sum cash amount equal to his base salary accrued through the date of termination; any accrued vacation; the pro-rata portion of his bonus for that calendar year; a lump-sum cash payment amount equal to one and a half times the sum of Mr. Troy’s annual base salary and the greatest of Mr. Troy’s target bonus for that calendar year, the target bonus for the year in which the termination occurred and the average of the actual bonuses earned in the two preceding fiscal year in which a change of control occurs; the ability to elect the payment of his COBRA premiums by the Company for a period of eighteen months; the acceleration of vesting or lapse of forfeiture with respect to any outstanding equity awards then held by Mr. Troy and such awards shall become immediately payable.

Mr. Troy agreed to non-compete and non-solicit provisions during the term of his employment and for a twelve month period after the termination of his employment. Mr. Troy also agreed to keep all confidential information received during the course of his employment confidential.

The foregoing summary of the Severance Agreement is not complete and is qualified in its entirety by reference to the Severance Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Mr. Troy also entered into the Company’s standard form of indemnification agreement, which is incorporated herein by reference to Exhibit 10.2 from the Company’s Form 8-K filed with the Sercurities and Exchange Commission on April 10, 2009.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

The information under Item 1.01 is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit	Description

10.1	Severance Agreement dated as of April 18, 2011 between Force Protection, Inc. and Gregory T. Troy

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Force Protection, Inc.
(Registrant)

Date: April 22, 2011

/s/ John F. Wall, III
(Signature)
	Name:	John F. Wall, III
	Title:	Senior Vice President, Assistant General Counsel and Corporate Secretary

EXHIBIT LIST

Exhibit	Description

10.1	Severance Agreement dated as of April 18, 2011 between Force Protection, Inc. and Gregory T. Troy